Exhibit 10.1
Execution Version

$100,000,000.00 DELAYED DRAW TERM LOAN
CREDIT AGREEMENT
by and among
ERIE INDEMNITY COMPANY, as Borrower,
and
PNC BANK, NATIONAL ASSOCIATION, as the Lender,

Dated as of November 7, 2016

TABLE OF CONTENTS
Page
1.CERTAIN DEFINITIONS    1
1.1CERTAIN DEFINITIONS    1
1.2CONSTRUCTION    15
1.3ACCOUNTING PRINCIPLES; CHANGES IN GAAP    15
2.DELAYED DRAW TERM LOANS    16
2.1DELAYED DRAW TERM LOAN COMMITMENTS    16
2.2COMMITMENT FEES    16
2.3LOAN REQUESTS    16
2.4MAKING DELAYED DRAW TERM LOANS    17
2.5REPAYMENT OF LOANS    17
2.6NOTE    17
2.7USE OF PROCEEDS OF THE LOANS    17
3.INTEREST RATES    17
3.1INTEREST RATE    17
3.2INTEREST AFTER DEFAULT    17
3.2.1Interest Rate    18
3.2.2Other Obligations    18
3.2.3Acknowledgment    18
4.PAYMENTS    18
4.1PAYMENTS    18
4.2INTEREST PAYMENT DATES    18
4.3PREPAYMENTS    18
4.3.1Mandatory Prepayments    18
4.3.2Optional Prepayments    19
4.3.3Cost of Prepayment    19
4.4INCREASED COSTS    19
4.4.1Increased Costs Generally    19
4.4.2Capital Requirements    20
4.4.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans    20
4.4.4Delay in Requests    20
4.5TAXES    20
4.5.1Payments Free of Taxes    20
4.5.2Payment of Other Taxes by the Borrower    21
4.5.3Indemnification by the Borrower    21
4.5.4Evidence of Payments    21
4.5.5Treatment of Certain Refunds    21
4.6INDEMNITY    21

5.REPRESENTATIONS AND WARRANTIES    22
5.1REPRESENTATIONS AND WARRANTIES    22
5.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default    22
5.1.2Subsidiaries and Owners; Investment Companies    23
5.1.3Validity and Binding Effect    23
5.1.4No Conflict; Material Agreements; Consents    23
5.1.5Litigation    23
5.1.6Financial Statements    24
5.1.7Margin Stock    24
5.1.8Full Disclosure    24
5.1.9Taxes    25
5.1.10Patents, Trademarks, Copyrights, Licenses, Etc.    25
5.1.11Liens in the Collateral    25
5.1.12Insurance    25
5.1.13ERISA Compliance    25
5.1.14Environmental Matters    26
5.1.15Solvency    26
5.1.16[Reserved]    26
5.1.17Anti-Terrorism Laws    26
5.2UPDATES TO SCHEDULES    26
6.CONDITIONS OF LENDING    27
6.1FIRST LOANS    27
6.1.1Deliveries    27
6.1.2Payment of Fees    28
6.2EACH LOAN    28
7.COVENANTS    29
7.1AFFIRMATIVE COVENANTS    29
7.1.1Preservation of Existence, Etc.    29
7.1.2Payment of Liabilities, Including Taxes, Etc.    29
7.1.3Maintenance of Insurance    29
7.1.4Maintenance of Properties and Leases    29
7.1.5Visitation Rights    29
7.1.6Keeping of Records and Books of Account    30
7.1.7Compliance with Laws; Use of Proceeds    30
7.1.8Further Assurances    30
7.1.9Anti-Terrorism Laws    30
7.1.10Collateral Value    30
7.1.11Eligible Collateral Requirements    31
7.1.12Collateral Value and Delinquency Proceedings    31
7.2 NEGATIVE COVENANTS    31
7.2.1Indebtedness    31
7.2.2Liens    32

- ii -

7.2.3Guarantees    33
7.2.4Investments    33
7.2.5Dividends and Related Distributions    34
7.2.6Liquidations, Mergers, Consolidations, Acquisitions    34
7.2.7Dispositions of Assets or Subsidiaries    34
7.2.8Affiliate Transactions    35
7.2.9Continuation of or Change in Business    35
7.2.10Fiscal Year    35
7.2.11Issuance of Stock or Other Ownership Interests    35
7.2.12Changes in Organizational Documents    35
7.2.13Negative Pledges    36
7.2.14Indebtedness to Total Capitalization    36
7.2.15Minimum Net Worth    36
7.2.16Attorney-in-Fact    36
7.2.17Anti-Terrorism Laws    36
7.3REPORTING REQUIREMENTS    37
7.3.1Quarterly Financial Statements    37
7.3.2Annual Financial Statements    37
7.3.3Certificate of the Borrower    37
7.3.4Valuation Statements    37
7.3.5Certificates; Other Information    38
7.3.5.1Business Affairs    38
7.3.5.2Default    38
7.3.5.3Litigation    38
7.3.5.4Organizational Documents    38
7.3.5.5Erroneous Financial Information    38
7.3.5.6ERISA Event    38
7.3.5.7Other Reports    38
8.DEFAULT    38
8.1EVENTS OF DEFAULT    38
8.1.1Payments Under Loan Documents    38
8.1.2Breach of Warranty    39
8.1.3Breach of Negative Covenants, Anti-Terrorism Laws or Visitation
Rights    39
8.1.4Breach of Other Covenants    39
8.1.5Defaults in Other Agreements or Indebtedness    39
8.1.6Final Judgments or Orders    39
8.1.7Loan Document Unenforceable    39
8.1.8Proceedings Against Assets    39
8.1.9Events Relating to Plans and Benefit Arrangements    40
8.1.10Change of Control    40
8.1.11Attorney-in-Fact    40
8.1.12Relief Proceedings    40
8.1.13Anti-Money Laundering/International Trade Law Compliance    40

- iii -

8.2CONSEQUENCES OF EVENT OF DEFAULT    40
8.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings    40
8.2.2Bankruptcy, Insolvency or Reorganization Proceedings    41
8.2.3Set-off    41
8.2.4Suits, Actions, Proceedings    41
8.2.5Application of Proceeds    41
9.RESERVED    42
10.MISCELLANEOUS    42
10.1ENTIRE UNDERSTANDING    42
10.2NO IMPLIED WAIVERS; CUMULATIVE REMEDIES    42
10.3EXPENSES; INDEMNITY; DAMAGE WAIVER    42
10.3.1Costs and Expenses    42
10.3.2Indemnification by the Borrower    43
10.3.3[Reserved]    43
10.3.4Waiver of Consequential Damages, Etc.    43
10.3.5Payments    43
10.4HOLIDAYS    44
10.5NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION    44
10.5.1Notices Generally    44
10.5.2Electronic Communications    45
10.5.3.Change of Address, Etc.    46
10.6SEVERABILITY    46
10.7DURATION; SURVIVAL    46
10.8SUCCESSORS AND ASSIGNS    46
10.8.1Successors and Assigns Generally    46
10.8.2Participations    46
10.8.3New Lenders    46
10.8.4Assignments by Lenders    47
10.9CONFIDENTIALITY    47
10.9.1General    47
10.9.2Sharing Information With Affiliates of the Lenders    47
10.10COUNTERPARTS; INTEGRATION; EFFECTIVENESS    48
10.10.1Counterparts; Integration; Effectiveness    48
10.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    48
10.11.1Governing Law    48
10.11.2SUBMISSION TO JURISDICTION    48
10.11.3WAIVER OF VENUE    49
10.11.4SERVICE OF PROCESS    49
10.11.5WAIVER OF JURY TRIAL    49
10.11.6POWER OF ATTORNEY    49
10.12USA PATRIOT ACT NOTICE    50

- iv -

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 2.3	-	DELAYED DRAW TERM LOANS
SCHEDULE 4.3.3	-	COST OF PREPAYMENT
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.9	-	TAXES
SCHEDULE 5.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4	-	PERMITTED INVESTMENTS

EXHIBITS
EXHIBIT 1.1(C)	-	CONTROL AGREEMENT
EXHIBIT 1.1(N)	-	NOTE
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(S)	-	SOLVENCY CERTIFICATE
EXHIBIT 2.3	-	LOAN REQUEST
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, restated, modified or supplemented from time to time, this "Agreement") is dated as of November 7, 2016 and is made by and among ERIE INDEMNITY COMPANY, a Pennsylvania corporation (the "Borrower") and PNC BANK, NATIONAL ASSOCIATION, (the "Lender").
The Borrower has requested the Lender to provide a $100,000,000 delayed draw term loan facility. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1.CERTAIN DEFINITIONS
1.1    Certain Definitions    . In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
"Account Bank" shall mean any "bank" within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which (a) shall be located in the United States of America, (b) shall have a Moody's rating at all times equal to or greater than "A3" and a Standard & Poor's rating at all times equal to or greater than "A-", and (c) shall be otherwise acceptable to the Lender in its discretion.
"Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" shall have the meaning specified in the Preamble hereof and shall include all schedules and exhibits hereto.
"Anti-Terrorism Laws" shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or corruption, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
"Applicable Commitment Fee Rate" shall mean eight (8) basis points per annum.
"Attorney-in-Fact" shall mean the Borrower, in its capacity as the attorney-in-fact for Erie Exchange or such successor attorney-in-fact for Erie Exchange approved by the Lender in accordance with Section 7.1.14 [Attorney-in-Fact].
"Authorized Officer" shall mean, with respect to the Borrower, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer or such other individuals, designated by written notice to the Lender from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.

205095035.6
203388043.2 83359/189184

"Borrower" shall have the meaning specified in the Preamble.
"Borrowing Date" shall mean, with respect to any Loan, the date for the making thereof which shall be a Business Day.
"Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania.
"Cash" shall mean Dollars held in a Collateral Account.
"Cash Equivalents" shall mean at any time:
(a)    time deposits and certificates of deposit, maturing not more than two (2) years after the date of determination, which are issued by the applicable Securities Intermediary; and
(b)    short-term asset management accounts or money market accounts (or solely for purposes of the definition of Eligible Collateral, short-term asset management accounts offered by the Securities Intermediary which are reasonably acceptable to the Lender) or investments in money market funds.
"Cash Flow Available for Debt Service" shall mean, on any date of determination, earnings before interest and taxes minus cash taxes, cash dividends and capital expenditures not related to the Real Property acquisition or related construction project.
"Cash Ratio" shall mean, on the date of determination, the ratio of (A) unencumbered and unrestricted Cash and Cash Equivalents, calculated at the end of each fiscal quarter of the Borrower and its Subsidiaries, to (B) contractual debt and interest payments, calculated at the end of each fiscal quarter of the Borrower and its Subsidiaries, for the four (4) fiscal quarters then ending.

"CEA" shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
"CFTC" shall mean the Commodity Futures Trading Commission.
"Change in Law" shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
"Change of Control" shall mean any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the Equity Interests eligible to vote for directors of the Borrower.
"Closing Date" shall mean November 7, 2016.
"Closing Fee" shall mean a closing fee in an amount equal to 15 basis points of the aggregate amount of the Commitment, which shall be earned and due and payable on the Closing Date.
"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
"Collateral" shall mean the collateral under the Pledge Agreement.
"Collateral Account" shall mean (a) account number 791306 at The Bank of New York Mellon, as to which the Borrower, The Bank of New York Mellon, and the Lender have entered into a Control Agreement, and (b) any other account at The Bank of New York Mellon, or another Securities Intermediary or Account Bank as to which such Securities Intermediary or Account Bank, as the case may be, the Borrower and the Lender have entered into a Control Agreement.
"Collateral Shortfall" shall have the meaning specified in Section 7.1.10 [Collateral Value].
"Collateral Value Increase Event" shall have the meaning specified in Section 7.1.10 [Collateral Value].
"Collateral Value" shall mean, on any date, an amount equal to the sum of the Fair Market Value of all Eligible Collateral; provided, however, that the portion of Eligible Collateral of any issuer (other than an issuer of Government Debt) which exceeds five percent (5%) of the Fair Market Value of all Eligible Collateral shall be excluded from such calculation.
"Commitment" shall mean the commitment of the Lender to make Delayed Draw Term Loans during the Draw Period in an aggregate amount not to exceed One Hundred Million and 00/100 Dollars ($100,000,000.00).
"Commitment Fee" shall have the meaning specified in Section 2.2 [Commitment Fees].
"Compliance Authority" shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

"Compliance Certificate" shall have the meaning specified in Section 7.3.3 [Certificate of the Borrower].
"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Control Agreement" shall mean the Notification and Control Agreement by and among the Borrower, the applicable Securities Intermediary or Account Bank, as the case may be, and the Lender with respect to any Collateral Account substantially in the form of Exhibit 1.1(C).
"Corporate Securities" shall mean publicly traded debt securities (other than preferred stock) denominated in Dollars issued by a corporation, limited liability company, limited partnership or similar entity organized in the United States.
"Covered Entity" shall mean (a) the Borrower, each of the Borrower's Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Debt Service Coverage Ratio" shall mean, on the date of determination, the ratio of (A) Cash Flow Available for Debt Service to (B) contractual debt and interest payments; in the case of each of clause (A) and clause (B) as calculated at the end of each fiscal quarter of the Borrower and its Subsidiaries, for the four (4) fiscal quarters then ending.
"Delayed Draw Term Loans" shall have the meaning set forth in Section 2.1 [Delayed Draw Term Loan Commitments].
"Delinquency Proceeding" shall have the meaning specified in Section 221.3 of the Suspension of Business-Involuntary Dissolutions Article in the Insurance Act, 40 P.S. § 221.3.
"Dispositions" shall have the meaning specified in Section 7.2.7 [Dispositions of Assets or Subsidiaries].
"Dollar, Dollars, U.S. Dollars" and the symbol "$" shall mean lawful money of the United States of America.
"Draw Date" shall mean the date, as applicable, set forth on Schedule 2.3 hereof.
"Draw Period" shall mean the period from the Closing Date through and including June 1, 2018.

"Eligibility Date" shall mean, with respect to the Borrower and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Loan Document is then in effect with respect to the Borrower, and otherwise it shall be the Closing Date of this Agreement and/or such Loan Document(s) to which the Borrower is a party).
"Eligible Collateral" shall mean Cash, Cash Equivalents, Corporate Securities, Federal Agency Debt, Government Debt and Municipal Securities acceptable to the Lender and the Borrower which (a) are denominated in Dollars, (b) meet the requirements set forth in the Pledge Agreement and Section 7.1.11 [Eligible Collateral Requirements], if any, (c) are capable of being marked to market on a daily basis and capable of being cleared by the Depository Trust Company (other than United States Federal Governmental Securities which will clear through the Federal Reserve System) and (d) are held in a Collateral Account; provided that Eligible Collateral shall not include structured securities including, without limitation, non-agency residential mortgage-backed securities, commercial mortgage-backed securities, collateralized loan obligations, collateralized mortgage obligations, collateralized debt obligations, all other non-agency asset-backed securities and private placements; provided further that the Eligible Collateral may include agency-backed mortgage securities so long as the issuer of such securities is an entity of the United States or is under the conservatorship of an entity of the United States.
"Eligible Contract Participant" shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.
"Environmental Laws" shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
"Equity Interests" shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
"Erie Exchange" shall mean Erie Insurance Exchange, a reciprocal inter-insurance exchange domiciled in Pennsylvania.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

"ERISA Affiliate" shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
"ERISA Event" shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"ERISA Group" shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
"Event of Default" shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an "Event of Default."
"Excluded Hedge Liability" or "Liabilities" shall mean, with respect to the Borrower, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or executing this Agreement or the Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, this definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute

Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
"Excluded Taxes" shall mean, with respect to the Lender, a Participant or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or with which it has any other connection for tax purposes (other than a connection that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents) or in which its applicable lending office is located or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

"Executive Order No. 13224" shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Fair Market Value" shall mean (a) with respect to any Government Debt, Federal Agency Debt, or other publicly-traded security (other than those set forth in clause (b)) the closing price for such security on Bloomberg, Inc., and with respect to Municipal Securities, Standard & Poor's/J.J. Kenny or, if Bloomberg, Inc. or Standard & Poor's/J.J. Kenny with respect to Municipal Securities is not available, another quotation service or services reasonably acceptable to the Lender, (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clauses (a), and (b)), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Lender or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to such Eligible Collateral, any other source specified by the Borrower to which the Lender does not object).
"Federal Agency" shall mean any of the following agencies of the federal government of the United States:  (a) Government National Mortgage Association; (b) the Export-Import Bank of the United States; (c) the Farmers Home Administration, an agency of the United States Department of Agriculture; (d) the United States General Services Administration; (e) the United States Maritime Administration; (f) the United States Small Business Administration; (g) the Commodity Credit Corporation; (h) the Rural Electrification Administration; (i) the Rural Telephone Bank; (j) Washington Metropolitan Area Transit Authority; (k) the Federal National Mortgage Association; and (l) such other federal agencies as are reasonably acceptable to the Lender.
"Federal Agency Debt" shall mean evidence of Freely Transferable Indebtedness that constitutes obligations of a Federal Agency.
"Fixed Rate" shall mean an interest rate per annum equal to 4.35%.
"Foreign Lender" shall mean a Lender that is not a U.S. Person.

"Freely Transferable" shall mean securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.
"GAAP" shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
"Government Debt" shall mean Freely Transferable Indebtedness issued by the U.S. Treasury Department or backed by the full faith and credit of the United States.
"Guarantee" shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Indebtedness" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii)  reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) obligations under any currency swap agreement, equity hedge agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, in each case to the extent such agreements or devices are required to be reflected as a liability on the balance sheet of the Borrower; (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than forty-five (45) days past due), or (vi) any Guarantee of Indebtedness for borrowed money.

"Indemnified Taxes" shall mean Taxes other than Excluded Taxes.
"Indemnitee" shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].
"Information" shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non‑confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
"Insolvency Proceeding" shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.
"Interest Rate Hedge" shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, equity hedge agreements, collar, cap, swap (including, but not limited to, a Swap), adjustable strike cap, adjustable strike corridor agreements or similar hedging agreements entered into by the Borrower or its Subsidiaries in the ordinary course of business and not for speculative purposes.
"Investments" shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person.
"IRS" shall mean the Internal Revenue Service.
"Joint Venture" shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Borrower and its Subsidiaries holds, directly or indirectly, an equity interest.
"Law" shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body.

"Lender Provided Interest Rate Hedge" shall mean an Interest Rate Hedge which is provided by the Lender or its Affiliate and with respect to which the Lender confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner.
"Lender" shall have the meaning specified in the Preamble hereof.
"Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
"Loan Documents" shall mean this Agreement, the Note, the Pledge Agreement, the Control Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, restated, modified or supplemented from time to time in accordance herewith or therewith, and "Loan Document" shall mean any of the Loan Documents.
"Loan Request" shall have the meaning set forth in Section 2.3 [Loan Requests] hereof.
"Loans" shall mean collectively, and "Loan" shall mean separately, all the loans made to the Borrower pursuant to this Agreement.
"Material Adverse Change" shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) impairs materially the ability of the Borrower to duly and punctually pay or perform its Indebtedness, or (d) impairs materially the ability of the Lender, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
"Maturity Date" shall mean December 1, 2046.
"Moody's" shall mean Moody's Investors Service, Inc.
"Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.
"Municipal Securities" shall mean publicly traded debt securities issued by any state or municipality or subdivision or instrumentality thereunder located in the United States.

"Net Worth" shall mean, on any date of determination, all amounts which would be included under shareholders’ equity on a balance sheet of Borrower and its Subsidiaries, determined in accordance with GAAP as at such date.
"Note" shall mean the promissory note in substantially the form of Exhibit 1.1(N) executed and delivered by the Borrower to the Lender.
"Obligation" shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Note or any other Loan Document whether to the Lender or its Affiliates or other Persons provided for under such Loan Documents and (ii) any Lender Provided Interest Rate Hedge; provided, however, notwithstanding anything to the contrary contained herein, the Obligations shall not include any Excluded Hedge Liabilities.
"Official Body" shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing.
"Other Taxes" shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than any such taxes, charges or similar levies arising as a result of an assignment, participation or other transfer).
"Participant" shall have the meaning specified in Section 10.8.2 [Participations].
"Payment Date" shall mean the first day of each calendar month after the date hereof and on the Maturity Date or upon acceleration of the Note.
"Payment in Full" shall mean payment in full in cash of the Loans and other Obligations hereunder and termination of the Commitments.
"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
"Pension Plan" shall mean any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
"Permitted Liens" shall have the meaning specified in Section 7.2.2 [Liens].
"Person" shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
"Plan" shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
"Pledge Agreement" shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P) executed and delivered by the Borrower to the Lender.
"PNC Bank" shall mean PNC Bank, National Association, its successors and assigns.
"Potential Default" shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
"Principal Office" shall mean the main banking office of the Lender in Pittsburgh, Pennsylvania.
"Prior Security Interest" shall mean a valid and enforceable perfected first-priority security interest under the UCC in the Collateral which is subject only to statutory Liens for taxes not yet due and payable.
"Purchasing Lender" shall have the meaning specified in Section 10.8.3 [New Lenders].
"Real Property" shall mean the certain real property that will serve as the Borrower’s principal office located in Erie, Pennsylvania, between E. 6th Street and E. 7th Street, bordered by French Street and Holland Street.
"Related Parties" shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
"Relief Proceeding" shall mean any Delinquency Proceeding or any proceeding seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the

Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
"Reportable Compliance Event" shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
"Revolving Credit Agreement" shall mean that Credit Agreement, dated as of October 25, 2013 (as amended, restated or modified from time to time) by and among Borrower, JPMorgan Chase Bank, N.A. as administrative agent, PNC Capital Markets, LLC as joint bookrunner and joint lead arranger and the lenders party thereto from time to time.
"Sanctioned Country" shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
"Sanctioned Person" shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
"Securities Intermediary" shall mean any "securities intermediary" within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States of America and (b) acceptable to the Lender in its reasonable discretion.
"Solvency Certificate" shall mean a certificate, in the form attached hereto as Exhibit 1.1(S), duly completed and executed by an Authorized Officer of the Borrower.
"Solvent" shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.
"Statements" shall have the meaning specified in Section 5.1.6 [Financial Statements].
"Subscriber's Agreement" shall mean an agreement executed by each policyholder in a reciprocal/inter-insurance exchange pursuant to which, among other things, the policyholder appoints an attorney-in-fact to act on its behalf in connection with the policyholder's insurance business at the reciprocal/inter-insurance exchange.
"Subsidiary" of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which fifty percent (50%) or more of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries. Notwithstanding the foregoing, Erie Exchange and its Subsidiaries shall not be Subsidiaries of the Borrower for purposes of this Agreement.
"Subsidiary Equity Interests" shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
"Swap" shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
"Swap Obligation" shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.
"Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" shall have the meaning specified in Section 2.5 [Repayment of Loans].
"Transactions" shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof.
"Transferee" shall have the meaning specified in Section 10.8.3 [New Lenders].
"U.S. Person" shall mean any Person that is not a "United States person" as defined in Section 7701(a)(30) of the Code.
"UCC" shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

"USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Valuation Statement" shall have the meaning specified in Section 7.3.4 [Valuation Statements].
1.2    Construction    . Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding", and "through" means "through and including"; (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
1.3    Accounting Principles; Changes in GAAP    . Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP or SAP, as applicable, as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 5.1.6(i) [Financial Statements]. Notwithstanding the foregoing, if the Borrower notifies the Lender in writing that the Borrower wishes to amend any financial covenant in Section 7.2 of this Agreement, any related definition for purposes of interest and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest or Commitment Fee determinations (or if the Lender notifies the Borrower in writing that the Lender wishes to amend any financial covenant in Section 7.2, any related definition for purposes of interest and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Lender and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, the Borrower's compliance with such covenants for purposes of interest and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Lender, and the Borrower shall provide to the Lender, when it delivers its financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Lender. Notwithstanding the foregoing or anything in this Agreement to the contrary, whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on the Closing Date (provided that if there is a change in GAAP after the Closing Date that effects the treatment of capital leases or operating leases, all financial statements delivered to the Lender in accordance with the terms of this Agreement after the date of such change in GAAP shall be accompanied by a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
2.    DELAYED DRAW TERM LOANS
2.1    Delayed Draw Term Loan Commitments    . Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, the Lender agrees to make available to the Borrower loans (the "Delayed Draw Term Loans") during the Draw Period in accordance with the terms and provisions of this Article 2. Notwithstanding anything to the contrary herein, the aggregate amount of all Delayed Draw Term Loans shall not exceed amount of the Commitment. The Commitment is not a revolving credit commitment, and the Borrowers shall not have the right to borrow, repay and reborrow under this Section 2.1.
2.2    Commitment Fees    . Accruing from the date hereof until the expiration of the Draw Period, the Borrower agrees to pay the Lender, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Commitment and (ii) the Delayed Draw Term Loans outstanding. All Commitment Fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter after the Closing Date and on the Maturity Date or upon the acceleration of the Note.
2.3    Loan Requests    . Except as otherwise provided herein, during the Draw Period the Borrower may request a Delayed Draw Term Loan on each Draw Date, in each case in the amount set forth on Schedule 2.3 hereof with respect to such Draw Date, by submitting a duly completed request therefor substantially in the form of Exhibit 2.3 or a request by telephone immediately confirmed in writing by letter, facsimile, electronic mail or telex in such form (each, a "Loan Request"), it being understood that the Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable. The obligation of the Lender to make Delayed Draw Term Loans is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of the Delayed Draw Term Loans, to the satisfaction of the requirements of Section 6.2 [Each Loan], and to the satisfaction of the following further conditions:

(i)    proceeds of the Delayed Draw Term Loans shall be used solely in accordance with Section 2.7 [Use of Proceeds of the Loans]; and
(ii)    the Borrower shall have delivered to the Lender a Valuation Statement calculated as of the most recent Business Day prior to the date of such request.
2.4    Making Delayed Draw Term Loans. The Lender shall, promptly after receipt by it of a Loan Request pursuant to Section 2.3 [Loan Requests], fund such Delayed Draw Term Loans to the Borrower in U.S. Dollars in immediately available funds to the account at the Principal Office on the applicable Borrowing Date.

2.5    Repayment of Loans. During the Draw Period, all accrued and unpaid interest on the Delayed Draw Term Loans shall be due and payable in consecutive monthly installments, which installments shall be due and payable by the Borrower commencing on January 1, 2017 and on each Payment Date thereafter. Upon the expiration of the Draw Period, all outstanding principal of the Delayed Draw Term Loans shall be converted to a term loan (the "Term Loan"), which shall be amortized on a mortgage-style basis as an equal amount of principal and interest over a period of twenty-eight (28) years as follows: Commencing on January 1, 2019, and on the first day of each consecutive calendar month thereafter, through and including December 1, 2046, the Borrower shall pay equal consecutive installments of principal on the Term Loan and interest to the Lender. All outstanding principal and accrued and unpaid interest on the Term Loans shall be due and payable on the Maturity Date.
2.6    Note    . The obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by the Lender, together with interest thereon, shall be evidenced by a Note, dated the Closing Date, payable to the order of the Lender in a face amount equal to the Commitment.
2.7    Use of Proceeds of the Loans    . The proceeds of the Loans shall be used shall be used for the construction of improvements on the Real Property, and for fees and expenses associated with the Transactions.
3.    INTEREST RATES
3.1    Interest Rate    . The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans at the Fixed Rate. If at any time the designated rate applicable to any Loan made by the Lender exceeds the Lender's highest lawful rate, the rate of interest on the Loan shall be limited to the Lender’s highest lawful rate.
3.2    Interest After Default    . To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Lender:
3.2.1    Interest Rate    . The rate of interest for the Loans otherwise applicable pursuant to Section 3.1 [Interest Rate] shall be increased by two percent (2%) per annum;
3.2.2    Other Obligations    . Each other Obligation hereunder if not paid when due (including overdue interest) shall bear interest at a rate per annum equal to the sum of the Fixed Rate plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and
3.2.3    Acknowledgment    . The Borrower acknowledges that the increase in rates referred to in this Section 3.2 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk in the form as set forth in this Section 3.2 [Interest After Default]; and all such interest shall be payable by Borrower upon demand by the Lender.

4.    PAYMENTS
4.1    Payments    . All payments and prepayments to be made in respect of principal, interest, Commitment Fees, payments made pursuant to Section 4.3 or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature. Such payments shall be made to the Lender at the Principal Office in U.S. Dollars and in immediately available funds. The Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."
4.2    Interest Payment Dates    . Interest on Loans shall be due and payable in arrears on each Payment Date. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).
4.3    Prepayments    .
4.3.1    Mandatory Prepayments. If the Borrower sells or otherwise disposes all or any portion of the Real Property during the term of this Agreement, the Borrower shall repay the Loans in an amount equal to the net proceeds of such sale (e.g., gross proceeds less the reasonable direct costs of such sales or other dispositions) plus the Cost of Prepayment set forth in Section 4.3.3 [Cost of Prepayment] hereof. All such payments to be made pursuant to this Section 4.3.1, including the Cost of Prepayment, shall be made promptly but in no event more than one (1) Business Day following receipt of the net proceeds, and until the date of payment, such proceeds shall be held in trust for the Lender. The agreements set forth in this Section 4.3.1 shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the outstanding principal installments of the Loans in the inverse order of the maturities thereof.
4.3.2    Optional Prepayments    . The Borrower shall have the right to prepay the Loans in full or in part, upon two (2) Business Days’ prior written notice to the Bank, subject to payment of the Cost of Prepayment as set forth in Section 4.3.3 [Cost of Prepayment] hereof.
4.3.3    Cost of Prepayment. Notwithstanding anything contained herein to the contrary, upon any prepayment by or on behalf of the Borrower (whether voluntary, on default or otherwise), the Borrower shall also pay to the Bank as compensation for the cost of being prepared to advance fixed rate funds hereunder an amount (the "Cost of Prepayment") equal to the negative mark-to-market value of the Reference Swap as of the date of such prepayment as determined by the Lender. Any partial prepayment shall be applied to installments of principal in the inverse order of maturity and shall not postpone the due dates of, or relieve the amounts of, any scheduled installment payments due hereunder. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of the Note.

“Reference Swap” shall mean a hypothetical interest rate swap entered into on November 2, 2016 to be effective through the Maturity Date, based upon the swap transaction terms set forth on Schedule 4.3.3 hereof. In determining the Reference Swap, the Lender may consider information (including the Bloomberg swap valuation platform) of the same type used by Lender in the regular course of business for the valuation of interest rate swaps that are similar to the Reference Swap.

4.4    Increased Costs    .
4.4.1    Increased Costs Generally    . If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)    subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.5 [Taxes] and the imposition of any Excluded Tax payable by the Lender); or
(iii)    impose on the Lender any other condition, cost or expense affecting this Agreement or any Loan made by the Lender (other than with respect to Taxes);
and the result of any of the foregoing shall be to increase the cost to the Lender of making, any Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
The obligations of the Borrower pursuant to this Section 4.4.1 [Increased Costs Generally] are subject to the following: the Lender shall not enforce the provisions solely against the Borrower or against a few of the Lender's customers without in each case generally enforcing these (or similar provisions in other contracts) with respect to similarly the Lender shall not be required to disclose to the Borrower the identity of, or the nature of the Lender's relationship with, any other of the Lender's customers).
4.4.2    Capital Requirements    . If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender to a level below that which the Lender of the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

The obligations of the Borrower pursuant to this Section 4.4.2 [Capital Requirements] are subject to the following: the Lender shall not enforce these provisions solely against the Borrower or against a few of the Lender's customers without in each case generally enforcing these (or similar provisions in other contracts) with respect to similarly situated borrowers (provided that, anything herein to the contrary notwithstanding, the Lender shall not be required to disclose to the Borrower the identity of, or the nature of the Lender's relationship with, any other of the Lender's customers).
4.4.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans    . A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Sections 4.4.1 [Increased Costs Generally] or 4.4.2 [Capital Requirements] (including the calculation thereof in reasonable detail) delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
4.4.4    Delay in Requests    . Failure or delay on the part of the Lender to demand compensation pursuant to this Section 4.4.4 [Delay in Requests] shall not constitute a waiver of the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 4.4.4 [Delay in Requests] for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
4.5    Taxes    .
4.5.1    Payments Free of Taxes    . Any and all payments made to the Lender or any Participant or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law. On or prior to the date hereof, or at any time reasonably requested by the Borrower, the Lender shall provide a duly-executed IRS Form W-9 (or other form) to the Borrower in order to establish a complete exemption from U.S. federal backup withholding (or other applicable withholding) tax.
4.5.2    Payment of Other Taxes by the Borrower    . Without limiting the provisions of Section 4.5.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.5.3    Indemnification by the Borrower    . The Borrower shall indemnify the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.5 [Taxes]) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive as to amount absent manifest error.
4.5.4    Evidence of Payments    . As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
4.5.5    Treatment of Certain Refunds    . If the Lender determines, in its sole discretion, that it has received a refund (or credit in lieu of a refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit); net of all out-of-pocket expenses of the Lender without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit), provided that the Borrower, upon the request of the Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Lender in the event the Lender is required to repay such refund to such Official Body. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
4.6    Indemnity    . In addition to the compensation or payments required by Section 4.4 [Increased Costs] or Section 4.5 [Taxes], the Borrower shall indemnify the Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which the Lender sustains or incurs as a consequence of any:
(i)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.3 [Loan Requests] or notice relating to prepayments under Section 4.3 [Voluntary Prepayments], or
(ii)    default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If the Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable to be necessary to indemnify the Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given.
5.    REPRESENTATIONS AND WARRANTIES
5.1    Representations and Warranties    . The Borrower represents and warrants to the Lender as follows:
5.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default    . (i) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Erie Exchange is a reciprocal insurance exchange duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (iii) the Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iv) the Borrower is duly licensed or qualified and in good standing as of the Closing Date in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (v)  the Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, (vi) the Borrower has full power to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (vii) the Borrower is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.14 [Environmental Matters]) in all jurisdictions in which the Borrower and any Subsidiary of the Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (viii) the Borrower has good and marketable title to or valid leasehold interest in all properties, including the Real Property following its purchase by the Borrower, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
5.1.2    Subsidiaries and Owners; Investment Companies    . Schedule 5.1.2 states (i) the name of each of the Borrower's Subsidiaries (if any), its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the "Subsidiary Equity Interests"), and (ii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) (collectively, the "Equity Interests"). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. Neither the Borrower nor any of its Subsidiaries is an "investment company" registered or required to be registered under the Investment

Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control".
5.1.3    Validity and Binding Effect    . This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the Borrower, and (ii) constitutes, or will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.
5.1.4    No Conflict; Material Agreements; Consents    . Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, Subscriber's Agreements or other organizational documents of the Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound or to which the Borrower is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under any such material agreement of the Borrower (referred to above) and neither the Borrower nor any of its Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organizational document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.
5.1.5    Litigation    . There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. Neither the Borrower nor any Subsidiary of the Borrower is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.
5.1.6    Financial Statements    .
(i)    The Borrower has delivered to the Lender copies of its consolidated balance sheet and statements of income, stockholders equity and cash flows for and as of the end of the fiscal year ended December 31, 2015 (including, without limitation, the provisions made therein for Investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) reported on by Ernst & Young LLP, independent accountants. In addition, the Borrower has delivered to the Lender copies of its consolidated balance sheet and statements of income, stockholders equity and cash flows for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2016 certified by its chief financial officer (all such consolidated balance sheet and statements of income, stockholders equity and cash flows being collectively referred to as the "Statements"). The Statements were compiled from the books and records maintained by the

Borrower’s management, fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments.
(ii)    Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2015, no Material Adverse Change has occurred.
(iii)    The marketable securities and short term Investments reflected in the Statements are valued at cost, amortized cost or market value, as required by GAAP.
5.1.7    Margin Stock    . Neither the Borrower nor any Subsidiaries of the Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any Subsidiary of the Borrower holds or intends to hold margin stock in such amounts that more than thirty-five percent (35%) of the reasonable value of the assets of the Borrower or any Subsidiary of the Borrower are or will be represented by margin stock.
5.1.8    Full Disclosure    . Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents when furnished to the Lender or the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made and taken as a whole, not misleading. There is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary of the Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or at the date hereof in connection with the Transactions.
5.1.9    Taxes    . Except as set forth on Schedule 5.1.9, all federal, state premium, material local and other material tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

5.1.10    Patents, Trademarks, Copyrights, Licenses, Etc.     The Borrower and each Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others which could reasonably be expected to result in a Material Adverse Change.
5.1.11    Liens in the Collateral    . The Liens in the Collateral granted to the Lender for the benefit of the Lenders pursuant to the Pledge Agreement constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.
5.1.12    Insurance    . The properties of the Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers, including self-insurance to the extent customary.
5.1.13    ERISA Compliance    .
(i)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(ii)    No ERISA Event has occurred or is reasonably expected to occur; (a) no qualified pension plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
5.1.14    Environmental Matters    . The Borrower is and, to the knowledge of the Borrower and each of its Subsidiaries, is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 5.1.14; provided that such matters so disclosed could not reasonably be expected in the aggregate to result in a Material Adverse Change.

5.1.15    Solvency    . Before and after giving effect to the initial Loans hereunder and the Transactions, the Borrower is and will be Solvent.
5.1.16    [Reserved]
5.1.17    Anti-Terrorism Laws    . The Borrower represents and warrants that (a) no Covered Entity is a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, (c) the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws, and (d) the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Terrorism Laws in all material respects.
5.2    Updates to Schedules    . Should any of the information or disclosures on any of the following Schedules attached hereto be outdated or incorrect in any material respect as of the date on which Borrower delivers its Compliance Certificate for each fiscal quarter end during the Drawdown Period pursuant to Section 7.3.3 [Certificate of the Borrower], Borrower shall deliver an amended and restated form of such Schedule together with such Compliance Certificate:

Schedule 5.1.1	- Qualifications to do Business

Schedule 5.1.2	- Subsidiaries

Schedule 5.1.14	- Environmental Matters

provided, however, that Schedule 5.1.14 shall not be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of Schedule 5.1.14 be deemed to have been cured thereby, unless and until the Lender, in its sole and absolute discretion, shall accept in writing such revisions or updates to Schedule 5.1.14.

6.    CONDITIONS OF LENDING
The obligation of the Lender to make Delayed Draw Term Loans hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Delayed Draw Term Loans and to the satisfaction of the following further conditions:
6.1    First Loans    .
6.1.1    Deliveries    . On the Closing Date, the Lender shall have received each of the following in form and substance satisfactory to the Lender:

(i)    A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that the Borrower is in compliance with its representations, warranties, covenants and conditions hereunder and no Event of Default or Potential Default exists and no Material Adverse Change has occurred since the last annual Statement of the Borrower filed with the Securities and Exchange Commission or otherwise delivered to the Lender.
(ii)    A certificate dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying as to: (a) all action taken by the Borrower in connection with this Agreement, the other Loan Documents and the Transactions; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) the organizational documents of the Borrower and (d) a copy of the current form of the Subscriber's Agreement.
(iii)    A good standing certificate for the Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the Borrower’s jurisdiction of incorporation and in the jurisdiction in which the Real Property is located.
(iv)    This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate Statements.
(v)    A duly completed Valuation Statement calculated as of the Closing Date.
(vi)    A written opinion of counsel for the Borrower, dated the Closing Date.
(vii)    A duly completed Compliance Certificate acceptable to the Lender.
(viii)    Evidence that (a) no litigation, investigation or proceeding before or by any arbitrator or any Official Body shall be continuing or threatened against the Borrower or against the officers or directors of the Borrower (1) in connection with this Agreement, the other Loan Documents or any of the Transactions and which, in the reasonable opinion of the Lender, is deemed material or (2) which could, in the reasonable opinion of the Lender, result in a Material Adverse Change; and (b) no injunction, writ, restraining order or other order of any nature materially adverse to the Borrower or the conduct of its business shall have been issued by any Official Body.
(ix)    Lien searches in acceptable scope and with acceptable results.
(x)    All material consents required to effectuate the Transactions.
(xi)    Fully executed copies of the UCC-3 amendments and any other releases that may be necessary to satisfy any and all existing Liens on the assets of the Borrower that are not permitted hereunder (including payoff letters, if applicable).

(xii)    A Solvency Certificate dated as of the Closing Date, signed by an Authorized Officer, certifying as to the solvency of the Borrower after giving effect to the Transactions.
(xiii)    Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, in form and substance satisfactory to the Lender.
(xiv)    Evidence that the Borrower has received all authorizations, licenses and permits necessary for the operation of the Borrower's business.
(xv)    Such other documents in connection with such transactions as the Lender or said counsel may reasonably request.
6.1.2    Payment of Fees    . The Borrower shall have paid all fees payable on or before the Closing Date, including the Closing Fee, as required by this Agreement or any other Loan Document.
6.2    Each Loan    . At the time of making of any Delayed Draw Term Loan and after giving effect to the proposed extensions of credit: the representations, warranties and covenants of the Borrower shall then be true in all respects (in the case of any representation, warranty or covenant containing a materiality modification) or in all material respects (in the case of any representation, warranty or covenant not containing a materiality modification) and no Event of Default or Potential Default shall have occurred and be continuing; the making of the Delayed Draw Term Loans shall not contravene any Law applicable to the Borrower or any Subsidiary of the Borrower or the Lender; and the Borrower shall have delivered to the Lender a duly executed and completed Loan Request.
7.    COVENANTS
The Borrower covenants and agrees that until Payment in Full, the Borrower shall comply at all times with the following covenants:
7.1    Affirmative Covenants    .
7.1.1    Preservation of Existence, Etc.     The Borrower shall maintain its legal existence as a corporation domiciled in the Commonwealth of Pennsylvania. The Borrower shall maintain its license or qualification and good standing in the Commonwealth of Pennsylvania, and its license or qualification and good standing in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to do so could not reasonably be expected to result in a Material Adverse Change and except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

7.1.2    Payment of Liabilities, Including Taxes, Etc.     The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.
7.1.3    Maintenance of Insurance    . The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.
7.1.4    Maintenance of Properties and Leases    . The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.
7.1.5    Visitation Rights    . The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Lender may reasonably request, provided that so long as no Event of Default has occurred and is continuing, the Lender shall provide the Borrower with reasonable notice prior to any visit or inspection.
7.1.6    Keeping of Records and Books of Account    . The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
7.1.7    Compliance with Laws; Use of Proceeds    . The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Borrower will use the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds of the Loans] and as permitted by applicable Law.

7.1.8    Further Assurances    . The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Lender's Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Lender in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder, in accordance with the terms thereof, with respect to the Collateral.
7.1.9    Anti-Terrorism Laws    . The Borrower covenants and agrees that (a) no Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, (e) the Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event. The Borrower shall provide to the Lender any certifications or information that the Lender requests to confirm compliance by the Borrower with Anti-Terrorism Laws, and (f) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws.
7.1.10    Collateral Value    . The Borrower shall maintain at all times Collateral Value of not less than one hundred five percent (105%) of the Credit Facility; provided that, if at any time (A) the Debt Service Coverage Ratio of the Borrower and its Subsidiaries is less than 1.00 to 1.00 and (B) the Cash Ratio of the Borrower and its Subsidiaries is less than 2.50 to 1.00 (each such event referred to herein as a "Collateral Value Increase Event"), then the Borrower shall be required to maintain Collateral Value of not less than one hundred fifteen percent (115%) of the Credit Facility; provided further that, if at any time the Collateral Value is less than the amount required above (the amount of such shortage, the "Collateral Shortfall"), an Event of Default shall occur unless within three (3) Business Days of the date the Collateral Shortfall occurred no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations, and/or (ii) a deposit of additional securities comprising Eligible Collateral into the Collateral Account.
7.1.11    Eligible Collateral Requirements    . The Borrower shall cause the Eligible Collateral to consist of (i) at least fifty percent (50%) of investment property or other assets having an applicable rating at all times equal to or greater than Aa2 or AA, and (ii) the balance of investment property or other assets having an applicable rating at all times equal to or greater than A2 or A.  For purposes of this Section 7.1.11, the rating of any specific investment property or other assets will be determined as follows:  (i) such rating shall be based upon the higher of (a) the rating of such underlying investment property or other asset provided by Moody's and Standard & Poor's or (b) the credit enhanced rating of such investment property or other asset provided by Moody's and

Standard & Poor's; (ii) if a difference exists in the ratings of Moody's and Standard & Poor's and the difference is only one level, such rating shall be based upon the higher of Moody's and Standard & Poor's (for example, if Moody's rating is Aa3 and Standard & Poor's rating is AA, Standard & Poor's rating would apply); and (iii) if a difference exists in the ratings of Moody's & Standard & Poor's and the difference is two or more levels then the rating will be based upon the lower of Moody's and Standard & Poor's (for example, if Moody's rating is A2 and Standard & Poor's rating is AA-, Moody's rating would apply). Notwithstanding anything to the contrary contained herein, at no time shall the underlying investment property or other assets comprising the Eligible Collateral unenhanced Moody's or Standard & Poor's rating of less than A3 or A-.
7.1.12    Collateral Value and Delinquency Proceedings    . The Collateral Value requirements set forth in Section 7.1.10 [Collateral Value] must be maintained for so long as the Borrower may borrow under this Agreement and until payment in full of the Note, interest thereon, and all fees and other Obligations of the Borrower including, but not limited to, during any Delinquency Proceeding. In the event of a Delinquency Proceeding, the parties agree that, for purposes of Section 221.43 of the Suspension of Business-Involuntary Dissolutions Article of the Insurance Act, 40 P.S. §221.1 et seq., the value of the Collateral must be equal to at least one hundred fifteen percent (115%) of the Commitment.
7.2    Negative Covenants    .
7.2.1    Indebtedness    . The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the Loan Documents;
(ii)    Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);
(iii)    Any Lender Provided Interest Rate Hedge; provided, however, the Borrower and its Subsidiaries shall enter into a Lender Provided Interest Rate Hedge only for hedging (rather than speculative) purposes;
(iv)    Interest Rate Hedges, other than a Lender Provided Interest Rate Hedge; provided, however, the Borrower and its Subsidiaries shall enter into such Interest Rate Hedge only for hedging (rather than speculative) purposes;
(v)    Indebtedness incurred in connection with the acquisition of real property and/or construction of improvements thereon in an amount not to exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (it being understood that such amount shall be inclusive of amounts owed by Erie Exchange in respect of such transaction);
(vi)    Indebtedness secured by Liens permitted by Section 7.2.2(ix) and extensions, renewals and refinancings thereof;

(vii)    Any other Indebtedness not exceeding an aggregate principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00); and
(viii)    Indebtedness under the Revolving Credit Agreement.
7.2.2    Liens    . The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except the following (collectively, "Permitted Liens"):
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, (A) which are not yet due and payable or (B) the validity or amount of which is being contested in good faith by appropriate lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, provided that such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made and any such Lien does not materially impair the ability of the Borrower to perform its Obligations hereunder or under the other Loan Documents;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens, security interests and mortgages in favor of the Lender (for its benefit and for the benefit of the Lender and its Affiliates) securing the Obligations (including Lender Provided Interest Rate Hedges);
(vii)    Judgment Liens which do not constitute an Event of Default;
(viii)    Liens securing Indebtedness permitted under Section 7.2.1(ii) hereof; and

(ix)     Liens on any property (other than the Real Property) securing Indebtedness incurred for the purpose of financing all or any part of the property and attaching only to such property, including in connection with Indebtedness permitted by 7.2.1(v);
(x)    Liens on assets (other than the Collateral, the Real Property or any Subsidiary Equity Interests) securing Indebtedness permitted by Section 7.2.1(iv); and
(xi)    Liens on assets (other than the Collateral, the Real Property or any Subsidiary Equity Interests) not included in clause (x) of this Section 7.2.2, provided that the amount of outstanding Indebtedness and other obligations secured thereby does not exceed Thirty-Five Million and 00/100 Dollars ($35,000,000.00) at any time.
7.2.3    Guarantees    . The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guarantee, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person in an aggregate amount in excess of Fifty Million and 00/100 Dollars ($50,000,000.00), except for a Guarantee (x) of Indebtedness of the Borrower permitted hereunder and (y) of payments pursuant to capital leases and operating leases for real property not prohibited by the terms hereof.
7.2.4    Investments    . The Borrower shall not make any Investments, except:

(a)	Investments disclosed on Schedule 7.2.4;
(b)Investments maintained in the Borrower's investment portfolio in the ordinary course of business (including Interest Rate Hedges and Investments in Subsidiaries and Joint Ventures, either directly or by way of purchase of another Person's interest in such Subsidiary or Joint Venture, which shall be deemed to be in the ordinary course of business), and in each case in compliance with applicable Law;
(c)Trade accounts receivables; and
(d)Acquisitions of assets or capital stock of any other Person to the extent permitted by Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].
7.2.5    Dividends and Related Distributions    . The Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its ownership interests or on account of the purchase, redemption, retirement or acquisition of its ownership interests unless prior to and after giving effect to such dividend or distribution, no Event of Default or Potential Default shall have occurred. Notwithstanding anything to the contrary herein, neither the payment of management fees to, nor the retention of premiums by, the Borrower from Erie Exchange or any other Person shall be prohibited by this Section 7.2.5.
7.2.6    Liquidations, Mergers, Consolidations, Acquisitions    . The Borrower shall not dissolve, liquidate or wind-up its affairs. The Borrower shall not become a party to any merger or consolidation, and shall not, and shall not permit any of the Borrower's Subsidiaries to, acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person unless (i) at the time of such transaction the Borrower is able to demonstrate pro forma compliance with Section 7.2.14 [Indebtedness to Total Capitalization] and Section 7.2.15 [Minimum Net Worth], (ii) prior to and after giving effect to such transaction, no Event of Default or Potential Default shall have occurred and (iii) after giving effect to such transaction, the Borrower shall be the surviving legal entity if it is a party to such transaction.
7.2.7    Dispositions of Assets or Subsidiaries    . The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower) (each, a "Disposition"), except:
(a)Dispositions of obsolete or worn out property or property no longer useful in the business of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of Collateral to the extent that no such Disposition results in a Collateral Shortfall at any time;
(c)Dispositions of Investments held in the Borrower's investment portfolio (including Investments in Subsidiaries and Joint Ventures, either held directly or indirectly by the Borrower, but excluding the Collateral) in the ordinary course of business;
(d)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(e)Dispositions of property for fair market value; provided that any Disposition of the Real Property shall be subject to Section 4.3 [Prepayments] hereof;
(f)Leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
(g)Transfers of property subject to casualty events upon receipt of the insurance payments with respect to such casualty events;
(h)Sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and
(i)Dispositions by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower.
7.2.8    Affiliate Transactions    . The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliates of such Person (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, and is entered into upon fair and reasonable terms and conditions or terms and conditions which are fully disclosed to the Lender, and is in accordance with all applicable Law.
7.2.9    Continuation of or Change in Business    . The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the insurance business and services related to the insurance business, substantially as conducted and operated by the Borrower or Subsidiary during the present fiscal year, and the Borrower or Subsidiary shall not permit any material change in such business or services related thereto.
7.2.10    Fiscal Year    . The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
7.2.11    Issuance of Stock or Other Ownership Interests    . The Borrower shall not permit any of its Subsidiaries to issue any additional shares of their capital stock or other ownership interests or any options, warrants or other rights in respect thereof, provided that the Borrower's Subsidiaries may issue shares of capital stock or other ownership interests to the Borrower or any other Subsidiary or shareholder in any Joint Venture.
7.2.12    Changes in Organizational Documents    . The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days' prior written notice to the Lender and, in the event such change would be adverse to the Lender as determined by the Lender in its sole but reasonable discretion.
7.2.13    Negative Pledges    . The Borrower shall not directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate or article of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon Eligible Collateral in the Borrower's investment portfolio, whether now owned or hereafter created or acquired, which prohibits the Borrower's ability to comply with this Agreement or any of the other Loan Documents; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, or (iv) customary provisions in leases or other agreements restricting assignment thereof.
7.2.14    Indebtedness to Total Capitalization. The Borrower shall not permit the ratio (expressed as a percentage) of (a) the principal amount of consolidated Indebtedness of the Borrower and its Subsidiaries to (b) the sum of (i) Net Worth plus (ii) consolidated Indebtedness of the Borrower and its Subsidiaries to exceed 35%.

7.2.15    Minimum Net Worth. The Borrower shall maintain at all times a minimum Net Worth in an amount not less than $570,635,800 plus an amount equal to 50% of all proceeds of any equity issuance after the Closing Date.
7.2.16    Attorney-in-Fact    . The Borrower shall not (a) resign as, or permit any successor, Attorney-in-Fact for Erie Exchange, unless such successor Attorney-in-Fact is acceptable to the Lender in its sole but reasonable discretion, (b) permit the Subscriber’s Agreements to be amended to reduce the maximum percentage of the direct written premiums permitted to be retained by the Borrower from Erie Exchange or any other Person to be less than twenty-five percent (25%), or (c) take any actions, or consent to any action being taken, to dissolve, liquidate or wind-up the affairs of Erie Exchange, in each case, without the prior written consent of the Lender in its sole but reasonable discretion, provided that the Borrower shall provide the Lender with no less than thirty (30) days prior written notice of its intention with respect to any such material amendment to the Subscriber’s Agreements.
7.2.17    Anti-Terrorism Laws    . The Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Subsidiary or agent to:
7.2.17.1    Maintain any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person.
7.2.17.2    Conduct any business or engage in any transaction or dealing with any Sanctioned Country or Sanctioned Person in violations of any Law enforced by any Compliance Authority.
7.2.17.3    Use the proceeds of the Loans to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law enforced by any Compliance Authority.
7.2.17.4    Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
The Borrower shall deliver to Lender any certification or other evidence reasonably requested from time to time by the Lender in its sole discretion, confirming the Borrower's compliance with this Section 7.2.17 [Anti-Terrorism Laws].
7.3    Reporting Requirements    . The Borrower will furnish or cause to be furnished to the Lender;
7.3.1    Quarterly Financial Statements    . Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Authorized Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
7.3.2    Annual Financial Statements    . Within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
7.3.3    Certificate of the Borrower    . Concurrently with the delivery of the Statements of the Borrower furnished to the Lender pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements], a certificate of the Borrower signed by an Authorized Officer (for purposes of this Section 7.3.3, such Authorized Officer shall be limited to the Chief Executive Officer, President or Chief Financial Officer) of the Borrower, in the form of Exhibit 7.3.3 (each, a "Compliance Certificate").
7.3.4    Valuation Statements    . As soon as available and in any event within twenty (20) days after the end of each month, or more frequently if requested by the Lender, in its reasonable discretion, valuation statements from the custodian of the Collateral, in form and substance reasonably acceptable to the Lender (each, a "Valuation Statement").
7.3.5    Certificates; Other Information    .
7.3.5.1    Business Affairs. Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
7.3.5.2    Default. Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.
7.3.5.3    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any Subsidiary of the Borrower which relate to the Collateral, involve a claim or series of claims in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) or which if adversely determined would constitute a Material Adverse Change.

7.3.5.4    Organizational Documents. Within the time limits set forth in Section 7.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of the Borrower.
7.3.5.5    Erroneous Financial Information. Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice thereof.
7.3.5.6    ERISA Event. Immediately upon the occurrence of any ERISA Event, notice thereof.
7.3.5.7    Other Reports. Promptly upon request, such other reports and information as the Lender may from time to time reasonably request.
8.    DEFAULT
8.1    Events of Default    . An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
8.1.1    Payments Under Loan Documents    .
(i)    The Borrower shall fail to pay (a) at any time during the Draw Period, any interest within five (5) days of the date on which such interest is due in accordance with the terms hereof; and (b) at all times following the Draw Period, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), any interest on any Loan or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof;
(ii)    The Borrower shall fail to pay any other Obligation within five (5) days of the date on which such other Obligation becomes due in accordance with the terms hereof;
8.1.2    Breach of Warranty    . Any representation or warranty made at any time by the Borrower herein or by the Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
8.1.3    Breach of Negative Covenants, Anti-Terrorism Laws or Visitation Rights    . The Borrower shall default in the observance or performance of any covenant contained in Section 7.1.1 [Preservation of Existence, Etc.], Section 7.1.5 [Visitation Rights], Section 7.1.7 [Compliance with Laws; Use of Proceeds], Section 7.1.9 [Anti-Terrorism Laws], Section 7.1.10 [Collateral Value] or Section 7.2 [Negative Covenants];
8.1.4    Breach of Other Covenants    . The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) Business Days;

8.1.5    Defaults in Other Agreements or Indebtedness    . A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right to accelerate shall have been waived) or the termination of any commitment to lend;
8.1.6    Final Judgments or Orders    . Any final judgments or orders for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
8.1.7    Loan Document Unenforceable    . Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
8.1.8    Proceedings Against Assets    . Any assets (other than the Collateral) valued in excess of Ten Million and 00/100 Dollars ($10,000,000.00) or the Collateral of the Borrower or any of its Subsidiaries are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
8.1.9    Events Relating to Plans and Benefit Arrangements    . An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00), or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00);
8.1.10    Change of Control    . A Change of Control shall occur;
8.1.11    Attorney-in-Fact    . The Borrower shall without the prior written consent of the Lender cease to be the Attorney-in-Fact for Erie Exchange;

8.1.12    Relief Proceedings    .
(i)    A Relief Proceeding shall have been instituted against the Borrower or any Subsidiary of the Borrower and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Borrower or any Subsidiary of the Borrower institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Borrower or any Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature or ceases operation of its present business; and
8.1.13    Anti-Money Laundering/International Trade Law Compliance    . Any representation or warranty contained in Section 5.1.17 [Anti-Terrorism Laws] is or becomes false or misleading at any time.
8.2    Consequences of Event of Default    .
8.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings    . If an Event of Default specified under Sections 8.1.1 [Payments Under Loan Documents] through 8.1.10 [Change of Control], 8.1.12 [Revocation of Certificate of Compliance], and/or 8.1.13 [Anti-Money Laundering/International Trade Law Compliance] shall occur and be continuing, the Lender shall be under no further obligation to make Loans and the Lender may by written notice to the Borrower, declare the unpaid principal amount of the Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Lender for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and
8.2.2    Bankruptcy, Insolvency or Reorganization Proceedings    . If an Event of Default specified under Section 8.1.12 [Relief Proceedings] shall occur, the Lender shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
8.2.3    Set-off    . If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender or Affiliate, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender and its Affiliates under this Section 8.2.3 [Set-Off] are in addition to other rights and remedies (including other rights of setoff) that the Lender or such Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
8.2.4    Suits, Actions, Proceedings    . If an Event of Default shall occur and be continuing, and whether or not the Lender shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of an Event of Default], the Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender; and
8.2.5    Application of Proceeds    . From and after the date on which the Lender has taken any action pursuant to this Section 8.2 [Consequences of an Event of Default] and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:
(i)    first, to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Lender in connection with realizing on the Collateral or collection of any Obligations of the Borrower under any of the Loan Documents, including advances made by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
(ii)    second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lender or its Affiliates incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Lender may determine in its discretion;
(iii)    third, to repayment of all Obligations then due and unpaid of the Borrower to the Lender or its Affiliates incurred under any agreements evidencing any Lender Provided Interest Rate Hedge, whether of fees, expenses or otherwise; and
(iv)    the balance, if any, as required by Law.
9.    [RESERVED]
10.    MISCELLANEOUS

10.1    Entire Understanding     . This Agreement and the documents executed concurrently herewith contain the entire understanding between the Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the Borrower’s, and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the Borrower and the Lender.
10.2    No Implied Waivers; Cumulative Remedies    . No course of dealing and no delay or failure of the Lender or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
10.3    Expenses; Indemnity; Damage Waiver    .
10.3.1    Costs and Expenses    . The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Lender, and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), and (ii)  all reasonable and documented out‑of‑pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of the Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
10.3.2    Indemnification by the Borrower    . The Borrower shall indemnify the Lender (and any sub-agent thereof), and each Related Party (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitees obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
10.3.3    [Reserved].
10.3.4    Waiver of Consequential Damages, Etc.     To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3.2 [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.
10.3.5    Payments    . All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
10.4    Holidays    . Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day). Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
10.5    Notices; Effectiveness; Electronic Communication    .
10.5.1    Notices Generally    . Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the addresses listed below:

(A)    If to Lender at:

PNC Bank, National Association
901 State Street
Erie, PA 16501
Attention:     James F. Stevenson, Regional President
Telephone:    814-871-9383
Facsimile:    814-871-9432

with a copy to:

PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222
Attention:     Jeff Degyansky, Vice President
Telephone:    412-768-1247
Facsimile:     412-803-5204

with a copy to:

Clark Hill PLC
301 Grant Street, 14th Floor
Pittsburgh, PA 15222
Attention: Lori Rooney, Esq.
Telephone: 412-394-2503
Facsimile: 412-394-2555

(B)    If to Borrower:

Erie Insurance
100 Erie Insurance Pl
Erie, PA 16530
Attention: Robert McNutt, CTP
Telephone: 814-870-2286
Facsimile: 814-870-2095

Attention: Brian W. Bolash
Telephone: 814-870-4747
Facsimile: 814-461-2875

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Gary Green, Esq.
Telephone: 215-994-2656
Facsimile: 215-994-2222

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section 10.5 [Notices; Effectiveness; Electronic Communication].
10.5.2    Electronic Communications    . Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
10.5.3    Change of Address, Etc.     Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
10.6    Severability    . The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7    Duration; Survival    . All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment in Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full. All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment in Full.
10.8    Successors and Assigns    .
10.8.1    Successors and Assigns Generally    . The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.
10.8.2    Participations    . The Borrower acknowledges that in the regular course of commercial banking business the Lender may at any time and from time to time sell participating interests in the Loans to other Persons that are not a Foreign Lender (each such transferee or purchaser of a participating interest, a "Participant"). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender hereunder had Lender retained such interest in the Loans hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is to a U.S. Person, and (ii) in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both Lender and such Participant. The Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loans.
10.8.3    New Lenders    . The Lender may, with the consent of the Borrower, not to be unreasonably withheld, sell, assign or transfer all or any part of its rights and obligations under or relating to the Loans under this Agreement and the other Loan Documents to one or more additional Persons and one or more additional Persons may commit to make Loans hereunder, provided that it shall not be unreasonable for the Borrower to withhold its consent to a partial assignment if the Loan Documents are not amended in a customary manner reasonably acceptable to the Borrower to address multiple lenders; provided further that such Person shall not be permitted to be a Foreign Lender (each a "Purchasing Lender" and together with the each Participant, collectively, the "Transferees" and each a "Transferee"). The Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. The Borrower authorizes Lender to disclose to any Transferee and any prospective Transferee any and all financial information in Lender’s possession concerning such Borrower which has been delivered to Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with Lender’s credit evaluation of such Borrower.

10.8.4    Assignments by Lenders.     Notwithstanding anything to the contrary contained in this Agreement, Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
10.9    Confidentiality    .
10.9.1    General    . The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9.1 [General], to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.9.1 [General] or (B) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9.1 [General] shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.9.2    Sharing Information With Affiliates of the Lender    . The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Lender or by one or more Subsidiaries or Affiliates of the Lender and the Borrower hereby authorizes the Lender to share any information delivered to it by the Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].
10.10    Counterparts; Integration; Effectiveness    .
10.10.1    Counterparts; Integration; Effectiveness    . This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions of Lending], this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    .
10.11.1    Governing Law    . This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
10.11.2    SUBMISSION TO JURISDICTION    . THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
10.11.3    WAIVER OF VENUE    . THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4    SERVICE OF PROCESS    . EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.11.5    WAIVER OF JURY TRIAL    . EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.11.6    POWER OF ATTORNEY    . THE BORROWER ACKNOWLEDGES AND AGREES THAT (A) THIS AGREEMENT CONTAINS ONE OR MORE PROVISIONS AUTHORIZING THE LENDER OR OTHER PERSONS, AS APPLICABLE (THE LENDER AND SUCH OTHER PERSONS, ACTING IN SUCH CAPACITY, ARE EACH AN "AUTHORIZED PERSON"), TO ACT AS THE BORROWER'S AGENT (COLLECTIVELY THE "POWER OF ATTORNEY"); (B) THE PURPOSE OF THE POWER OF ATTORNEY IS TO GIVE EACH AUTHORIZED PERSON BROAD POWERS TO TAKE ANY ACTION WHICH ANY AUTHORIZED PERSON MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES HEREOF AND OTHERWISE ACT IN THE NAME OF THE BORROWER; (C) THE POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND, AS SUCH, ANY AUTHORIZED PERSON, IN EXERCISING ANY OF ITS RIGHTS UNDER THE POWER OF ATTORNEY IS NOT A FIDUCIARY OF THE BORROWER; (D) ANY AUTHORIZED PERSON MAY EXERCISE ANY OF ITS RIGHTS UNDER THE POWER OF ATTORNEY FOR THE SOLE BENEFIT OF SUCH AUTHORIZED PERSON, WITHOUT REGARD TO THE INTERESTS OF THE BORROWER; (E) THE POWER OF ATTORNEY SHALL IN NO WAY BE CONSTRUED AS TO BENEFIT THE BORROWER; (F) NO AUTHORIZED PERSON SHALL HAVE ANY DUTY TO EXERCISE ANY POWERS GRANTED BY THE POWER OF ATTORNEY FOR THE BENEFIT OF THE BORROWER OR IN THE BORROWER'S BEST INTEREST; (G) NO AUTHORIZED PERSON SHALL HAVE ANY DUTY OF LOYALTY TO THE BORROWER; (H) EACH AUTHORIZED PERSON SHALL, TO THE EXTENT EXERCISABLE, EXERCISE ANY AND ALL POWERS GRANTED BY THE POWER OF ATTORNEY SOLELY FOR THE BENEFIT OF SUCH AUTHORIZED PERSON; (I) ANY RIGHTS THE BORROWER MAY HAVE UNDER 20 PA.C.S. §§ 5601 - 5612, AS AMENDED (THE "POA ACT") ARE HEREBY FOREVER WAIVED AND RELINQUISHED; (J) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (i) THE POWER OF ATTORNEY SHALL NOT BE CONSTRUED IN

ACCORDANCE WITH THE PROVISIONS OF THE POA ACT, AND (ii) NO AUTHORIZED PERSON SHALL HAVE ANY OF THE DUTIES DESCRIBED IN 20 PA.C.S. § 5601.3(B); (K) THE POWER OF ATTORNEY IS IRREVOCABLE; AND (L) THE BORROWER HAS READ AND UNDERSTANDS THE POWER OF ATTORNEY. ALL POWER OF ATTORNEY GRANTED UNDER THIS AGREEMENT SHALL ONLY BE EXERCISABLE BY AN AUTHORIZED PERSON IN ACCORDANCE WITH THE TERMS, CONDITIONS AND PROVISIONS OF THIS AGREEMENT.

10.12    USA Patriot Act Notice    . Each Lender that is subject to the USA Patriot Act and the Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.
[INTENTIONALLY LEFT BLANK]

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:
Erie Indemnity Company, a Pennsylvania corporation By: /s/ Robert W. McNutt Name: Robert W. McNutt Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

LENDER:
PNC BANK, NATIONAL ASSOCIATION By: /s/ James F. Stevenson Name: James F. Stevenson Title: Regional President

SCHEDULE 2.3
DELAYED DRAW TERM LOANS

Draw Date:	Draw Amount:
December 1, 2016	$25,000,000
June 1, 2017	$25,000,000
December 1, 2017	$25,000,000
June 1, 2018	$25,000,000

SCHEDULE 1.1(B) - 1

SCHEDULE 4.3.3
COST OF PREPAYMENT

Type Of Transaction:	Interest Rate Swap
Notional Amount:	USD 100,000,000.00 and then adjusting in accordance with Section 2.5 of the Credit Agreement.
Trade Date:	November 2, 2016
Effective Date:	November 2, 2016
Termination Date:	December 1, 2046, Fixed Rate Payer, subject to No Adjustment. December 1, 2046, Floating Rate Payer, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:
Fixed Rate Payer:	COUNTERPARTY
Fixed Rate Calculation Periods:

The initial Calculation Period will be from and including the Effective Date to but excluding December 1, 2016. Thereafter, from and including the first (1st) day of each month to but excluding the first (1st) day of the following month. With the final Calculation Period being from and including November 1, 2046, to but excluding the Termination Date. Each calculation period subject to No Adjustment.

Fixed Rate Payer Payment Dates:

The initial payment will commence on December 1, 2016, and thereafter on the first (1st) day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	4.35%
Fixed Rate Day Count Fraction:	30I/360
Business Days:	New York

Floating Amounts:
Floating Rate Payer:	PNC Bank, National Association
Floating Rate Calculation Periods:

The initial Calculation Period will be from and including the Effective Date to but excluding December 1, 2016. Thereafter, from and including the first (1st) day of each month to but excluding the first (1st) day of the following month. With the final Calculation Period being from and including November 1, 2046, to but excluding the Termination Date. Each calculation period subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Payer Payment Dates:

The initial payment will commence on December 1, 2016, and thereafter on the first (1st) day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Reset Dates:	The first day of each Floating Rate Calculation Period, with Period End Dates subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Option:	USD-LIBOR-BBA-Bloomberg
Floating Rate:	A per annum rate equal to the sum of (i) the Floating Rate Option plus (ii) the Spread.
Designated Maturity:	One (1) Month
Spread:	1.35%
Floating Rate Day Count Fraction:	Actual/360
Business Days:	New York
Compounding:	Inapplicable